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                                                                    EXHIBIT 99.4

                        [FORM OF TRANSMITTAL LETTER FOR
                      CONTINUITY OF INTEREST CERTIFICATE]

                               [CIC LETTERHEAD]


                                    [DATE]


Dear  Shareholders of
  Carbonic Industries Corporation:

     Among the materials accompanying this letter is a "Continuity of Interest Certificate" relating to the proposed acquisition of Carbonic Industries Corporation ("CIC") by Airgas, Inc. ("Airgas") (the "Merger").

     To the extent your CIC shares are exchanged for Airgas shares in the Merger, the transaction is intended to be "tax-free" for federal income tax purposes. To qualify for this tax-free treatment, however, it is important for us to know that you do not currently intend to sell your Lockup Shares (as
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defined below) and that you will not have changed your mind before the Merger
takes place.   "Lockup Shares" are the shares of Airgas common stock that will be held in the lockup/escrow fund as described in the Prospectus and Proxy Statement that accompanies this letter. It is also helpful to know your intentions with respect to other shares of Airgas common stock you may own.

     To record your intentions, you should complete the Continuity of Interest Certificate, sign and date it, and return it in the envelope provided. For your intentions to be properly understood, it is necessary that you complete the
certificate in its entirety.    If we do not receive these fully completed
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certificates from substantially all of the CIC shareholders, the Merger may not
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go forward.
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     The Merger, the anticipated tax treatment of the Merger and the Continuity of Interest Certificate are discussed in greater detail in the Prospectus and Proxy Statement that accompany this letter and its attachment. We strongly urge you to read the Prospectus and Proxy Statement carefully before making any decisions regarding the Merger and to consult with your legal and financial counsel to the extent you deem appropriate.

     If you have any questions regarding the Continuity of Interest Certificate, please contact ____________ at ______________.

                                  Sincerely,



                                  J. Vernon Hinely
                                  Chairman of the Board and President